EXHIBIT 99.1


               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, MDSI has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating MDSI's business, you should consider:

     o    all of the information in this quarterly report on Form 10-Q;

     o the risk factors described in the Company's Annual report for the year ended December 31, 2000 filed with the Securities and Exchange Commission; and

     o    the risk factors described below.

                                  RISK FACTORS

     The Company's business is subject to the following risks. These risks also could cause actual results to differ materially from results projected in any forward-looking statement in this report.

Potential Fluctuations in Quarterly Operating Results

     The Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant orders, the timing of completion of contracts, increased competition, regulatory and other developments in the Company's vertical markets, changes in the demand for the Company's products and services, the cancellation of contracts, the timing of new product announcements and introductions, changes in pricing policies by the Company and its competitors, delays in the introduction of products or enhancements by the Company, expenses associated with the acquisition of products or technology from third parties, the mix of sales of the Company's products and services and third party products, seasonality of customer purchases, personnel changes, political and economic uncertainty, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

     The Company believes that the events of September 11, 2001 and recent economic developments and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company services. In addition, current economic conditions and developments in the energy markets have had an adverse affect on the financial condition of energy and utility companies in certain geographical areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions. The Company believes that these factors will continue to affect demand for the Company's products and services, particularly demand for software and related services.

     The Company relies upon its ability to implement and integrate mobile workforce management solutions on schedule and to the satisfaction of its customers. The Company from time to time has experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis, delays caused by customers and development delays. Because the Company currently recognizes revenue on a percentage of completion method, delays in completion of certain contracts has caused delays in recognition of revenue and, consequently, unanticipated fluctuations in quarterly results. In light of the Company's recent reduction in its work force, there can be no assurance that the


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Company will be able to complete current projects or implement future systems on
a  timely  and  cost  effective   basis  or  that  delays  will  not  result  in
cancellations of contracts or result in the imposition of substantial penalties. Any such material delay, cancellation or penalty could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.

     Because the Company is unable to forecast with certainty the receipt of orders for its products and services and the Company's expense levels are relatively fixed and are based, in part, upon its expectation of future revenue, if revenue levels fall below expectations as a result of a delay in completing a contract, the inability to obtain new contracts, the cancellation of an existing contract or otherwise, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of the Company's expenses vary with its revenue.

     Based upon all of the foregoing factors, the Company believes that its quarterly revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations are not necessarily meaningful and that such comparisons should not be relied upon as an indication of future performance. The Company may also choose to reduce prices or increase spending in response to competition, or to pursue new market opportunities. See "Forward-Looking Statements". If new competitors, technological advances by existing competitors or other competitive factors require the Company to reduce its prices or invest significantly greater resources in research and development efforts, the Company's operating results in the future may be adversely affected. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of total revenue. In the most recent quarter, the Company's revenue has declined compared to the same period in 2000. These recent declines have resulted from an economic slow down in the vertical industries served by the Company. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. See "Forward Looking Statements". In such event, the price of the Company's Common Shares would likely be materially adversely affected.

Dependence on Third Party Products and Services

     Since 1996, the Company has been, and anticipates that from time to time it will be, engaged to provide, in addition to its own products and services, third party hardware, software and services, which the Company purchases from vendors and sells to its customers. For the years ended December 31, 2000, 1999 and 1998, 4.6%, 14.1% and 27.7%, respectively, of the Company's revenue was attributable to third party products and services. For the three month periods ended September 30, 2001 and 2000, 2.3% and 6.2%, respectively, of the Company's revenue was attributable to third party products and services. Because the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large quarterly fluctuations in revenue. See "Forward Looking Statements". In addition, because the Company's gross margins on third party products and services are substantially below gross margins historically achieved on revenue associated with MDSI products and services, large fluctuations in quarterly revenue from the sale of third party products and services will result in significant fluctuations in direct costs, gross profits, operating results, cash flows and other items expressed as a percentage of revenue.



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Lengthy Sales Cycles for Advantex Products

     The purchase of a mobile workforce management solution is often an enterprise-wide decision for prospective customers and requires the Company to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective customers regarding the use and benefits of such systems. Due in part to the significant impact that the application of mobile workforce management solutions has on the operations of a business and the significant commitment of capital required by such a system, potential customers tend to be cautious in making acquisition decisions. As a result, the Company's products generally have a lengthy sales cycle ranging from several months to several years. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of a large contract could have a material adverse effect on the Company's quarterly financial condition, operating results and cash flows, which may cause such results to be less than analysts' expectations. Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, operating results for subsequent quarters may be adversely affected. In particular, the Company has recently experienced an increase in the time necessary to complete the negotiation and signing of certain contracts with some of its larger customers.

Dependence on Large Contracts and Concentration of Customers

     The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. During the years ended December 31, 2000, 1999, and 1998, approximately 25.8%, 31.0% and 30.2%, respectively, of the Company's consolidated revenue was attributable to five or fewer customers. During the years ended December 31, 2000, 1999 and 1998, one customer accounted for 5.8%, 10.1% and 8.5%, respectively, of the Company's consolidated revenue. The Company believes that revenue derived from current and future large customers will continue to represent a significant portion of its total revenue. See "Forward Looking Statements". The inability of the Company to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Moreover, the Company's success will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers and general economic conditions.

     The size of a contract for a particular customer can vary substantially depending on whether the Company is providing only its own products and services or is also responsible for supplying third party products and services. The Company recognizes revenue using the percentage of completion method, which the Company calculates based on total costs incurred compared to total costs estimated by the Company for completion. Therefore, any significant increase in the costs required to complete a project, or any significant delay in a project schedule, could have a material adverse effect on that contract's profitability and because of the size of each contract, on the Company's overall results of operations. The Company from time to time has also experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis and delays caused by customers. The Company's contracts generally provide for payments upon the achievement of certain milestones. Therefore, any significant delay in the achievement of milestones on one or more contracts would affect the timing of the Company's cash flows and could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Any significant failure by the Company to accurately estimate the scope of work involved, plan and formulate a contract proposal, effectively negotiate a favorable contract price, properly manage a project or efficiently allocate resources among several projects could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

Potential Fluctuations in Backlog

     The Company's backlog consists of a relatively small number of large contracts relating to sales of its mobile workforce management and wireless connectivity software and related equipment and services, and sales of third party products and services. Due to the long, complex sales process and the mix of sales of the Company's products and services and third party products and services, the Company's backlog may fluctuate significantly from period-to-period. In addition, under the terms of the Company's contracts, the Company's customers may elect to terminate their contracts with the Company at any time after notice to the Company or to delay certain aspects of installation. Due to the relative size of a typical contract compared to the Company's annual and quarterly revenue,



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

a termination or installation delay of one or more contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Contracts for software maintenance and support are generally renewable every year and are subject to renegotiation upon renewal. There can be no assurance that the Company's customers will renew their maintenance contracts or that renewal terms will be as favorable to the Company as existing terms.

     The Company believes that recent unfavorable economic conditions and reduced capital spending by existing and prospective customers may adversely affect demand for the Company's products and services in 2001 and 2002. In particular, service providers, utilities companies and telecommunications companies in the North America were impacted during the later half of 2000 and the first nine months of 2001. The September 11, 2001 terrorist attacks and the resulting slow down in the U.S. economy is expected to further delay purchasing and implementation decisions. If the economic conditions in the United States and Canada worsen or if a wider or global economic slowdown occurs, the Company may experience reduced revenues, increased costs, reduced margins and increased risks associated with the collection of customer receivables, any of which may have a material adverse impact on its business, operating results, and financial condition.

Seasonal Variations in Demand

     Certain of the vertical markets targeted by the Company include industries with implementation requirements that vary seasonally. For example, utility companies in North America generally have decreased implementation activity in winter months when such utilities face their greatest consumer demand. As a result, the Company's results of operations may also vary seasonally, and such variation may be significant.

Limited Operating History; History of Losses; Increased Expenses

     The Company commenced operations in February 1993 and therefore has only a limited operating history upon which an evaluation of its business and prospects can be based. As of December 31, 2000, the Company had an accumulated deficit of $9.7 million, and as of September 30, 2001, the Company had an accumulated deficit of $22.1 million. There can be no assurance that, in the future, the Company will realize revenue growth or be profitable on a quarterly or annual basis. In addition, the Company plans to increase its operating expenses related to the implementation of its hosting and IT services strategy, expand its sales and marketing operations, continue to fund significant levels of research and development, broaden its customer support capabilities and increase its administration resources. A relatively high percentage of the Company's expenses is typically fixed in the short term as the Company's expense levels are based, in part, on its expectations of future revenue. To the extent that such expenses precede or are not subsequently followed by increased revenue, the Company's business, financial condition, operating results and cash flows would be materially adversely affected. In addition, in view of the Company's recent revenue growth, the rapidly evolving nature of its business and markets, the Company's limited operating history and the recent acquisitions, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Integration of Acquisitions

     The Company may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to the Company's business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks associated with entering markets or conducting operations with which the Company has no or limited direct prior experience and the potential loss of key employees of the acquired company. Moreover, there can be no assurance that any anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuance's of equity securities, the incurrence of debt and contingent liabilities, amortization of expenses related to goodwill and other intangible assets and write-off of restructuring costs and acquired research and development costs, all of which could materially and adversely affect the Company's financial condition, results of operations and cash flows.



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New Product Development

     The Company expects that a significant portion of its future revenue will be derived from the sale of newly introduced products, including Advantex r7, and from enhancement of existing products. See "Forward-Looking Statements". The Company's success will depend in part upon its ability to enhance its current products on a timely and cost-effective basis and to develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings and enhanced technology. There can be no assurance that the Company will be successful in developing and marketing on a timely and cost-effective basis new products and enhancements that respond to such changing market conditions. If the Company is unable to anticipate or adequately respond on a timely or cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, the Company's business, financial condition, operating results and cash flows could be materially adversely affected. In light of the difficulties inherent in software development, the Company expects that it will experience delays in the completion and introduction of new software products, such as Advantex r7. The increased time required for the initial implementation and field testing of a new version of software has resulted in delays in commencement of additional installations of the Advantex r7 product. MDSI completed its first r7 installation in the first quarter of 2001, and completed five additional installation of the Advantex r7 product during the second and third quarters of 2001. MDSI anticipates that it will complete additional installations of Advantex r7 through the balance of 2001.

     As part of MDSI's e-Business strategy, MDSI had made strategic investments in two private companies that have created Internet marketplaces. At December 31, 2000, MDSI has made an aggregate investment of approximately $2.5 million in such companies. During the first quarter of 2001, the Company recorded a valuation allowance for the full costs of these investments. There can be no assurance that such entities will be commercially successful or that MDSI will be able to recover or realize a return on its investment in such companies.

System Failures Could Lead to Significant Costs

     The Company must protect its hosting services network infrastructure, its equipment and its customers' equipment (including data) against damage from human error, security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, terrorist attacks, vandalism and similar events. Despite the precautions the Company has taken, a natural disaster or other unanticipated problems at one or more of its data centers could result in interruptions in its hosting services or significant damage to customer equipment. In addition, failure of any of its telecommunications providers to provide consistent data communications capacity, other network providers to provide interconnection agreements, could result in service interruptions. Any damage to, or failure of, the Company's systems or service providers could result in reductions in, or terminations of, services supplied to the Company's customers, which could have a material adverse effect on its business. If the Company incurs significant financial commitments to its customers in connection with its failure to meet service level commitment obligations as a result of system downtime or the loss of customer data, its liability insurance may not be adequate to cover those expenses, and its results of operations and financial condition may be adversely affected.



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Management of Growth and Reduction of Workforce

     The Company has experienced periods of rapid growth in product sales, personnel, research and development activities, number and complexity of products, the number and geographic focus of its targeted vertical markets and product distribution channels. The total number of employees of the Company has grown from nine employees in Canada in February 1993 to 564 employees located in Canada, the United States and other international locations at December 31, 2000. In addition, the recent acquisition of Connectria has increased the number of products the Company supports and markets, as well as the number of vertical markets into which it sells products. The Company also recently expanded the geographical areas in which it operates

     On March 30 and April 26, 2001, the Company announced its intent to reduce the size of its work force by approximately 25% in anticipation of reduced demand for its products and services due to the general economic slowdown. If the Company resumes its growth in future periods, such growth may place significant strains on its management, administrative, operational and financial resources, as well as increased demands on its internal systems, procedures and controls. There can be no assurance that the Company will be able to effectively manage its operations or future growth and expansion into new markets. Failure to do so could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

Dependence on Key Personnel

     The Company's performance and future operating results are substantially dependent on the continued service and performance of its senior management and key technical and sales personnel. The Company intends to hire a number of additional technical and sales personnel in the next year. See "Forward-Looking Statements." Competition for qualified personnel is intense, and in light of the Company's recent layoffs there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it will be able to attract or retain highly-qualified technical and managerial personnel in the future if demand for the Company's products and services increase. The loss of the services of any of the Company's senior management or other key employees or the inability to retain the necessary technical, sales and managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.

Dependence on Selected Vertical Markets

     Prior to 1996, substantially all of the Company's revenue was derived from the sale of products and services to customers in the utility market. For the years ended December 31, 1997 and 1996, the utility market accounted for greater than 50% of the Company's revenue. In those years, the Company sought to reduce its reliance on the utility market by developing or acquiring compatible products for organizations with mobile workforces in other vertical markets. In 1998, the utility market accounted for greater than 40% of the Company's revenue. In 1999, the telecommunications market accounted for 48% of the Company's revenue. In 2000 the telecommunications and cable markets accounted for greater than 45% of the Company's revenue. The Company anticipates that a significant portion of its future revenue will be generated by sales of products to the telecommunications market and that recent economic developments and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including telecommunications and broadband. See "Forward-Looking Statements." A decline in demand for the Company's products in the utility or telecommunications markets as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There can be no assurance that the Company will be able to continue to diversify its product offerings or revenue base by entering into new vertical markets.



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Dependence on Marketing Relationships

     The Company's products are marketed by the Company's direct field sales force as well as by resellers. The Company's existing agreements with resellers of its products are nonexclusive and may be terminated by either party without cause. Such organizations are not within the control of the Company, are not obligated to purchase products from the Company and may also represent and sell competing products. There can be no assurance that the Company's existing resellers will continue to provide the level of services and technical support necessary to provide a complete solution to the Company's customers or that they will not emphasize their own or third-party products to the detriment of the Company's products. The loss of these resellers, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new resellers with the technical, industry and application experience required to market the Company's products successfully could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company expects that it may enter into certain joint ventures in order to facilitate its expansion into other vertical markets and geographic areas. See "Forward Looking Statements". To the extent that such joint ventures are not successful, there could be a material adverse effect on the Company's business, financial condition, operating results and cash flows.

Competition

     The markets for mobile workforce management applications, wireless connectivity software, mobile data network equipment and mobile computing devices are highly competitive. Numerous factors affect MDSI's competitive position, including price, product features, product performance and reliability, ease of use, product scalability, product availability on multiple platforms (server, wireless carrier, and mobile workstation), ability to implement mobile workforce management solutions domestically and internationally while meeting customer schedules, integration of products with other enterprise solutions, availability of project consulting services and timely ongoing customer service and support. Within these markets, there are a small number of new ventures, either small companies attempting to establish a business in this market or large companies attempting to diversify their product offerings. MDSI expects such competition to intensify as acceptance and awareness of mobile data communications and technology continue. See "Forward Looking Statements". In addition, a small number of MDSI's potential customers develop software solutions internally, thereby eliminating the requirement for suppliers such as MDSI. Current or potential competitors may establish cooperative arrangements among themselves or with third parties to increase the ability of their products to address customer requirements. Certain of MDSI's competitors have substantially greater financial, technical, marketing and distribution resources than MDSI. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or to devote greater resources to the development and distribution of existing products. There can be no assurance that MDSI will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by MDSI will not materially adversely affect its business, financial condition, operating results and cash flows. MDSI primarily competes in the utility market with Utility Partners, L.C., Alterra Corp., M3i Systems, Inc. and iMedeon, Inc. MDSI has several competitors in the telecommunications cable and broadband markets, a few of which have historical relationships with certain of the large telecommunications companies. MDSI's primary competitor for telecommunications customers is Telcordia (formerly Bellcore), and more recently ClickSoftware, Inc (formerly IET) and ViryaNet Ltd. MDSI's principal competitors in the cable and broadband markets are Telcordia, MobileForce Technologies, Inc. (formerly Ubiquinet, Inc.), PointServe (through its merger with Brazen Software, Inc.), and CSG Systems International. In the general field service market, MDSI's principal competitors are Astea International Inc. and Metrix Inc., in addition to several larger enterprise software companies, such as Clarify, Oracle, PeopleSoft and Siebel Systems, which offer less comprehensive solutions. In the public safety market, MDSI's principal competitors are Cerulean, PRC, Tiberon Systems and New World Systems.

     MDSI will face competition from a number of existing competitors and emerging Internet-based competitors in the eBusiness field. Existing competitors including iMedeon, ClickSoftware, FieldCentrix and eDispatch. MDSI believes that these competitors are primarily targeting smaller-sized businesses with an ASP service offering. These companies offer a "basic" scheduling and dispatch system. New competitors targeting Internet intermediaries for the provision of scheduling and/or dispatch software services include Microsoft WebAppoint, TimeTrade, MegaTribe and X-Time. These competitors are specifically focused on Internet-based scheduling and dispatching services for the growing general services market, but do not currently offer a wireless solution. The competitive landscape that MDSI's products face is complex since this market is in the relatively early stages of development. By positioning itself as a wireless Internet ASP, MDSI will also face competition from wireless infrastructure providers such as Aether Systems, Inc. and Broadbeam Inc., and finally from managed IT services providers such as Exodus Communications Inc. and Jamcracker Inc.

Risk of Product Defects

     Software products, including those offered by the Company, from time-to-time contain undetected errors or failures. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in the Company's products. Such errors could result in loss of or delay in market acceptance of the Company's products, which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

Proprietary Technology

     The Company's success is dependent on its ability to protect its intellectual property rights. The Company relies principally upon a combination of copyright, trademark, trade secret and patent laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. To date, the Company has been granted trademark registrations or has registrations pending in the United States, Canada and the European Community for the MDSI, Advantex and Compose marks. MDSI has also filed United States and international patent applications covering various aspects of its technology. As part of its confidentiality procedures, the Company generally enters into nondisclosure and confidentiality agreements with each of its key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the Company's efforts to protect its intellectual property rights will be successful. Despite the Company's efforts to protect its intellectual property rights, unauthorized third parties, including competitors, may be able to copy or reverse engineer certain portions of the Company's software products, and use such copies to create competitive products. Policing the unauthorized use of the Company's products is difficult, and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to continue. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect its products and intellectual property rights to the same extent as do the laws of Canada and the United States. As a result, sales of products by the Company in such countries may increase the likelihood that the Company's proprietary technology is infringed upon by unauthorized third parties. In addition, because third parties may attempt to develop similar technologies independently, the Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segments grow and the functionality of products in different industry segments overlaps. See "Forward Looking Statements". Although the Company believes that its products do not infringe on the intellectual property rights of third parties, there can be no assurance that third parties will not bring infringement claims (or claims for indemnification resulting from infringement claims) against the Company with respect to copyrights, trademarks, patents and other proprietary rights. Any such claims, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. A claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

Dependence on Third Parties

     Certain contracts require the Company to supply, coordinate and install third party products and services. The Company believes that there are a number of acceptable vendors and subcontractors for most of its required products, but in many cases, despite the availability of multiple sources, the Company may select a single source in order to maintain quality control and to develop a strategic relationship with the supplier or may be directed by a customer to use a particular product. The failure of a third party supplier to provide a sufficient supply of parts and components or products and services in a timely manner could have a material adverse effect on the Company's results of operations. In addition, any increase in the price of one or more of these products, components or services could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Additionally, under certain circumstances, the Company supplies products and services to a customer through a larger company with a more established reputation acting as a project manager or systems integrator. In such circumstances, the Company has a sub-contract to supply its products and services to the customer through the prime contractor. In these circumstances, the Company is at risk that situations may arise outside of its control that could lead to a delay, cost over-run or cancellation of the prime contract which could also result in a delay, cost over-run or cancellation of the Company's sub-contract. The failure of a prime contractor to supply its products and services or perform its contractual obligations to the customer in a timely manner could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

Exchange Rate Fluctuations

     Because the Company's reporting currency is the United States dollar, its operations outside the United States face additional risks, including fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. The Company has operations outside the United States and is hedged, to some extent, from foreign exchange risks because of its ability to purchase, develop and sell in the local currency of those jurisdictions. In addition, the Company does enter into foreign currency contracts under certain circumstances to reduce the Company's exposure to foreign exchange risks. There can be no assurance, however, that the attempted matching of foreign currency receipts with disbursements or hedging activities will adequately moderate the risk of currency or exchange rate fluctuations which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. In addition, to the extent the Company has operations outside the United States, the Company is subject to the impact of foreign currency fluctuations and exchange rate charges on the Company's reporting in its financial statements of the results from such operations outside the United States.

Risks Associated with International Operations

     In the years ended December 31, 2000, 1999, and 1998 revenue derived from sales outside of North America accounted for approximately 20.0%, 22.1% and
3.1%, respectively, of the Company's total revenue. Because the Company's revenue is dependent, in large part, on significant contracts with a limited number of customers, the percentage of the Company's revenues that is derived from sales outside of North America has fluctuated, and may continue to fluctuate, from period-to-period. The Company believes that its continued growth and profitability will require additional expansion of its sales in foreign markets, and that revenue derived from international sales will account for a significant percentage of the Company's revenue for the foreseeable future. This expansion has required and will continue to require significant management attention and financial resources. The inability of the Company to expand international sales in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There are a number of risks inherent in the Company's international business activities, including changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign markets, longer accounts receivable payment cycles, difficulties in collecting payments, reduced protection for intellectual property, potentially adverse tax consequences, limits on repatriation of earnings, the burdens of complying with a wide variety of foreign laws, nationalization, war, insurrection, terrorism and other political risks and factors beyond the Company's control. Fluctuations in currency exchange rates could adversely affect sales denominated in foreign currencies and cause a reduction in revenue derived from sales in a particular country. In addition, revenue of the Company earned abroad may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not materially adversely affect the Company's future international sales and, consequently, the Company's business, financial condition operating results and cash flows.

Product Liability

     The license and support of products by the Company may entail the risk of exposure to product liability claims. A product liability claim brought against the Company or a third party that the Company is required to indemnify, whether with or without merit, could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company carries insurance coverage for product liability claims which it believes to be adequate for its operations.

Concentration of Stock Ownership; Anti-Takeover Effects; Investment Canada Act

     The Company's directors, officers and their respective affiliates, in the aggregate, beneficially own approximately 24.6% of the outstanding Common Shares. As a result, these shareholders, if acting together, may be able to exercise significant influence over the Company and many matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may under certain circumstances also have the effect of delaying, deferring or preventing a change in control of the Company.

     An investment in the Common Shares of the Company which results in a change of control of the Company may, under certain circumstances, be subject to review and approval under the Investment Canada Act if the party or parties acquiring control is not a Canadian person (as defined therein). Therefore, the Canadian regulatory environment may have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company is organized under the laws of Canada and, accordingly, is governed by the Canada Business Corporations Act "CBCA". The CBCA differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders' suits, indemnification of directors and inspection of corporate records.

     In December 1998, the Company implemented a stock rights plan (the "Plan"). Pursuant to the Plan, shareholders of record on December 17, 1998 received a dividend of one right to purchase, for CDN$140, one Common Share of the Company. The rights are attached to the Company's Common Shares and will also become attached to Common Shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's Common Shares. After a triggering event, the rights will detach from the Common Shares. If the Company is then merged into, or is acquired by, another corporation, the Company may either (i) redeem the rights or (ii) permit the rights holder to receive in the merger Common Shares of the Company or of the acquiring company equal to two times the exercise price of the right (i.e., CDN $280). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's Board of Directors, the offer is inadequate. While the Company is not aware of any circumstance that might result in the acquisition of a sufficient number of shares of the Company's Common Shares to trigger distribution of the Rights, existence of the Rights could discourage offers for the Company's stock that may exceed the current market price of the stock, but that the Board of Directors deems inadequate.

     As a result of being a reporting issuer in certain provinces of Canada, the Company is required to file certain reports in such jurisdictions. As part of such reports, the Company is required to file consolidated financial statements prepared in accordance with generally accepted accounting principles as applied in Canada ("Canadian GAAP"). Canadian and US GAAP differ in certain respects, including the treatment of certain reorganization costs, acquired research and development costs, and treatment of business combinations. As a result, the Company's Consolidated Financial Statements included in this report will differ materially from the financial statements filed by the Company in Canada.

Market for the Common Shares; Potential Volatility of Stock Price

     The trading prices of the Common Shares have been subject to wide fluctuations since trading of the Company's shares commenced in December 1995. There can be no assurance that the market price of the Common Shares will not significantly fluctuate from its current level. The market price of the Common Shares may be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many high-technology companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of the Common Shares. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management' attention and resources, which would have a material adverse effect on the Company's business, financial condition, operating results and cash flows.